Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NETLIST, INC.

Netlist, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section (A) of Article IV thereof and replacing therewith the following:

“(A) Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Serial Preferred Stock” and “Common Stock.” The total number of shares of stock which the corporation is authorized to issue is Six Hundred Eighty-Five Million (685,000,000) shares consisting of Ten Million (10,000,000) shares of Serial Preferred Stock, with a par value of $0.001 per share, and Six Hundred Seventy-Five Million (675,000,000) shares of Common Stock, with a par value of $0.001 per share.”

2.	The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Certificate of Amendment to be advisable, (ii) adopting and approving this Certificate of Amendment, (iii) directing that this Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Certificate of Amendment be approved.

3.	This Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at an Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

4.	This Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Netlist, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer of the Corporation, on September 24, 2025.

NETLIST, INC.

By:	/s/ Gail M. Sasaki
Name:	Gail M. Sasaki
Title:	Executive Vice President and Chief Financial Officer